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                                                                    EXHIBIT 3.39

                         CERTIFICATE OF INCORPORATION

                                      OF

                             EVEREST ONE IPA, INC.

              (UNDER SECTION 402 OF THE BUSINESS CORPORATION LAW)


     FIRST:    The name of the corporation is: Everest One IPA, Inc.

     SECOND:   The corporation is formed for the following purposes:

               a. To function as an Independent Practice Association as defined in 10 NYCRR 98.2(aa).

               b. To arrange by contract for the delivery or provision of health services by individuals, entities and facilities licensed or certified to practice medicine and other health professions, and, as appropriate, ancillary medical services and equipment, by which arrangements such health care providers and suppliers will provide their services in accordance with and for such compensation as may be established by a contract between the corporation and one or more health maintenance organizations which have been granted a certificate of authority pursuant to the provisions of Article 44 of the Public Health Law of the State of New York, as amended.

               c.   To exercise the general powers and purposes authorized by
Section 202 of the Business Corporation Law which are to be exercised only as powers and purposes incidental to accomplishing the primary Independent Practice Association powers and purposes of the corporation.

               d. Notwithstanding any other provisions of this certificate to the contrary, nothing contained herein shall authorize the corporation to establish, operate, construct, lease or maintain a hospital or to provide hospital service or health related service or to operate a drug maintenance program, a certified home health agency, a hospice, or a health maintenance organization or to provide a comprehensive health services plan as defined and covered by Articles 28, 33, 36, 40 and 44, respectively of the Public Health Law, or to solicit, collect or otherwise raise or obtain any funds, contributions or grants from any source for the establishment or operation of any hospital.

     THIRD:    The office of this corporation is to be located in the County of
Bronx, State of New York.

     FOURTH:   The aggregate number of shares which this corporation shall have authority to issue is 200 common shares, which shares are without par value.
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     FIFTH:    The Secretary of the State of New York is hereby designated the agent of this corporation upon whom process against this corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against this corporation served upon him as agent of this corporation is Everest Healthcare Services, 1325 Morris Park Ave., Bronx, New York 10461.

     SIXTH:    The duration of the corporation is to be perpetual.

     SEVENTH: The corporation shall, to the fullest extent permitted by Article 7 of the Business Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Article, and the indemnification provided herein shall not be deemed exclusive or any other rights to which any person may be entitled under any By-Law, resolution of directors or shareholder's resolution, agreement, or otherwise, as permitted by said Article, as to action in any capacity in which such person served at the request of the corporation.

     EIGHTH:   The personal liability of the directors of the corporation is eliminated to the fullest extent permitted by the provisions of paragraph (b) of
Section 402 of the Business Corporation Law, as the same may be amended and supplemented.

Signed on July 24, 1997.


                                    /s/ E. Raymond Kolarsey
                                    ------------------------------------------
                                    E. Raymond Kolarsey, Incorporator
                                    Hinman, Straub, Pigors & Manning, P.C.
                                    121 State Street
                                    Albany, New York 12207-1693
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STATE OF NEW YORK   )
                    )   SS.:
COUNTY OF ALBANY    )


          On the date hereinafter set forth, before me came E. Raymond Kolarsey, to me known to be the individual who is described in, and who signed the foregoing Certificate of Incorporation, and he acknowledged to me that he signed the same.

     Signed on July 24, 1997.


                                   /s/ Flora M. Baller
                                   -------------------
                                      Notary Public

                                        FLORA M. BALLER
                                NOTARY PUBLIC, STATE OF NEW YORK
                                  QUALIFIED IN COLUMBIA COUNTY
                                 MY COMMISSION EXPIRES 11/30/97